Exhibit (2)(n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SkyBridge G II Fund, LLC

We consent to the use of our reports with respect to the financial statements and the senior securities table included herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the prospectus.

/s/ KPMG LLP

New York, New York

July 29, 2019